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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Myriad Genetics, Inc.:


We consent to incorporation by reference in the Registration Statements (No's. 33-99204, 333-4700 and 333-23255) on Forms S-8 of Myriad Genetics, Inc. of our report dated August 8, 1997, relating to the consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 Form 10-K of Myriad Genetics, Inc.


                                                           KPMG Peat Marwick LLP

Salt Lake City, Utah
September 23, 1997